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For Immediate Release                               Contact: Alan L. Marchisotto
November 25, 1998                                                   203-625-7846


                       MORAN ANNOUNCES TENDER OFFER FOR NOTES

     Moran Transportation Company announced today that it has commenced an offer to purchase for cash all of its outstanding 11-3/4% Series B First Preferred Ship Mortgage Notes due 2004 (CUSIP #616506 AB 7). The tender offer will expire at 5:00 p.m., New York City time, on December 28, 1998 (such time and date, as the same may be extended, the "Expiration Date"). Tenders of notes may be withdrawn at any time at or prior to the Expiration Date. The purchase price paid for the notes will be equal to 101% of their principal amount ($1,010 per $1,000 principal amount). The tender offer will be made pursuant to an Offer to Purchase and related Letter of Transmittal, which more fully set forth the terms of the tender offer. Additional information concerning the terms of the tender offer and the delivery of notes to the depositary may be directed to Jeffrey J. McAulay at the Company (203-625-7800). Copies of the Offer to Purchase and related documents may be obtained from Kellie Mullen at the depositary, State Street Bank and Trust Company (617-664-5587).

     The tender offer is being made pursuant to the terms of the indenture governing the notes and in connection with the Company's recent combination with Turecamo Maritime, Inc. and certain of its affiliated companies (which was announced on August 31, 1998 and completed on October 30, 1998). As a result of the combination, a new parent entity, Moran Enterprises Corporation, was formed. After giving effect to the combination, the significant stockholders of the Company prior to the combination continue to hold a substantial majority (over 60%) of the stock of Moran Enterprises Corporation and therefore continue to indirectly control the Company. Also, the composition of the Board of Directors of the Company remains unchanged. Nevertheless, pursuant to the terms of the indenture governing the notes, the combination may be deemed to be a "change of control" because direct ownership of the Company has been transferred to Moran Enterprises Corporation. In accordance with the terms thereof, the Company is commencing the "change of control offer" to repurchase the outstanding Notes at 101% of the aggregate principal amount of such Notes.